As filed with the U.S. Securities and Exchange Commission on November 24, 2025

Registration No. 333-256512

Registration No. 333-273063

Registration No. 333-285070

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-256512

FORM S-8 REGISTRATION STATEMENT NO. 333-273063

FORM S-8 REGISTRATION STATEMENT NO. 333-285070

UNDER

THE SECURITIES ACT OF 1933

VIMEO, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-4334195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

330 West 34th Street, 5th Floor

New York, New York 10001

(212) 524-8791

(Address of principal executive offices, including zip code)

Vimeo, Inc. 2021 Stock and Annual Incentive Plan, as amended and restated

(Full title of the plan)

Philip Moyer

Chief Executive Officer

Vimeo, Inc.

330 West 34th Street, 5th Floor

New York, New York 10001

(212) 524-8791

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Brandon Van Dyke	Jessica Tracy
Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3743	General Counsel & Secretary Vimeo, Inc. 330 West 34th Street, 5th Floor New York, NY 10001 (212) 524-8791

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company,” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by Vimeo, Inc., a Delaware corporation (the “Registrant”), deregister all securities that remain unsold under the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-256512), filed with the SEC on May 26, 2021, registering the issuance of 30,445,338 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant authorized for issuance under the Vimeo, Inc. 2021 Stock and Annual Incentive Plan (as amended and restated, the “2021 Plan”);
•	Registration Statement on Form S-8 (No. 333-273063), filed with the SEC on June 30, 2023, registering an additional 10,000,000 shares of Common Stock of the Registrant authorized for issuance under the 2021 Plan; and
•	Registration Statement on Form S-8 (No. 333-285070), filed with the SEC on February 19, 2025, registering an additional 15,000,000 shares of Common Stock of the Registrant authorized for issuance under the 2021 Plan.

On November 24, 2025, pursuant to the Agreement and Plan of Merger, dated as of September 10, 2025, by and among the Registrant, Bending Spoons US Inc., a Delaware corporation (“Bending Spoons US”), Bending Spoons S.p.A., an Italian societá per azioni (solely for purposes of the sections specified therein) and Bloomberg Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Bending Spoons US (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Bending Spoons US.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on November 24, 2025.

Vimeo, Inc.

By:	/s/ Jessica Tracy
Name: Jessica Tracy
Title: General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.